EXHIBIT 3.3

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 09:00 AM 01/29/1996 960026950 - 2530006

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                               USTN HOLDINGS, INC.

                     Pursuant to Section 241 of the General
                    Corporation Law of the State of Delaware

         THE UNDERSIGNED, being the Chairman of the Board of Directors of USTN HOLDINGS, INC., a Delaware corporation, does hereby certify as follows:

          FIRST: That the Certificate of Incorporation has been amended by striking out the first paragraph of Article FOURTH as it now exists and inserting in lieu thereof the following:

      The total number of shares of stock which the Corporation shall have authority to issue is Twelve Million One Hundred Thousand (12,100,000) shares of stock, of which One Hundred Thousand (100,000) shares shall be Preferred Stock, par value $.01 per share ("Preferred Stock"), and Twelve Million (12,000,000) shares shall be Common Stock, par value $.01 per share ("Common Stock").

         SECOND: That the corporation has not received any payment for any of its stock and that this amendment has been duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware by resolutions of the board of directors.

          IN WITNESS WHEREOF, I have hereunto set my hand this 23rd day of January, 1996.

                                           /s/Greg Wilkinson
                                          Greg Wilkinson, Chairman of the Board